ZIM

PRESS RELEASE



                       ZIM REMOVES DEBT FROM BALANCE SHEET

OTTAWA, CANADA- JANUARY 9, 2004 - ZIM (OTCBB: ZIMCF), a leading mobile consumer and enterprise application developer for the global two-way SMS (Short Message Service) channel, today announced that its Board of Directors has approved the conversion of $4.9 million CDN (approximately $3.8 million US) in debt to common shares based on the last closing price of ZIM's common shares on the OTCBB. The debt was held by ZIM President, CEO and majority shareholder Dr. Michael Cowpland, and a related holding company.

With this conversion of debt to common shares, ZIM eliminates all of its non-trade debt and is well positioned to pursue an acquisition growth strategy. There are international acquisition opportunities which ZIM believes will help consolidate the SMS market and provide the Company with a strong avenue for growth moving forward.

"The conversion of debt to equity allows ZIM to accelerate our business strategy," said Dr. Cowpland. "It also signifies my continued commitment and belief in ZIM and the huge opportunity in the global marketplace for two-way SMS text messaging applications."

On December 12, 2003 all outstanding issues between Dr. Cowpland and the Ontario Securities Commission were settled with no adverse effect to ZIM.


ABOUT ZIM

ZIM (parent company ZIM Corporation is a public company quoted on the NASDAQ owned and operated OTCBB under the ticker symbol ZIMCF) is headquartered in the high technology epicentre of Canada - Ottawa. ZIM is a leader in consumer and enterprise applications for the global two-way SMS channel, including its mobile e-mail and office tools, ZIM SMS Mail and ZIM SMS Office. ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

This news release contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of Securities & Exchange Act. ZIM Corporation intends for the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements. All statements related to an acquisition growth strategy or international acquisition opportunities, and the outcome of any contingencies, are forward-looking statements. All forward-looking statements made in this press release are made as of the date hereof, and ZIM Corporation assumes no obligation to update the forward-looking statements included in this news release. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by any forward-looking statements. Please refer to ZIM Corporation's filings with the SEC for additional information regarding risks and uncertainties, including, but not limited to, the risk factors listed from time to time in such SEC reports. Copies of these filings are available through the SEC's electronic data gathering analysis and retrieval system (EDGAR) at www.sec.gov.


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For more information:

Jeremy Melhuish
Vice President
Communications and Marketing
ZIM

Text: 16138515144
Phone: 613.727.1397
Email: jmelhuish@zim.biz